Exhibit 99.1

ANSYS, INC. SECOND QUARTER 2018

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

August 6, 2018

ANSYS is providing a copy of its prepared remarks in connection with its earnings announcement. These remarks are offered to provide stockholders and research analysts with additional time and detail for analyzing our Q2 2018 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:

August 7, 2018

8:30 a.m. Eastern Time

•	To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on Events & Presentations, then Webcasts & Events.
•	The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and referencing conference code 10122343.
•	A replay will be available within two hours of the call's completion at http://investors.ansys.com or by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10122343.

SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q2 earnings press release, which can be found on our website in the Press Releases section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

We transitioned to ASC 606 on January 1, 2018, which impacted the timing and amounts of revenue recognized. The most significant impact relates to the accounting for lease licenses. Under ASC 605, the revenue associated with these licenses was recognized ratably, over the lease term, and was accounted for entirely as lease license revenue. Under ASC 606, approximately 50% of the value of the lease license is recognized up front as lease license revenue, while the remainder is recognized as maintenance revenue ratably over the contract duration. The upfront recognition of the amount attributed to license revenue results in greater volatility in our revenue and earnings results. To assist analysts and investors with their understanding of our operating results, we have introduced a new performance metric, Annual Contract Value (ACV). We believe this new measure is an improved metric as compared to the historically provided bookings metric because it adjusts the sales bookings metric to reflect only the annual value of a contract and also adjusts to reflect the sales booking at the date of the contract inception or renewal.

For comparability purposes, the amounts presented in the overview, highlights, regional commentary, stock-based compensation expense and currency impacts sections refer to non-GAAP results under ASC 605, as if previous revenue recognition guidance was in effect, unless otherwise specified.

SECOND QUARTER 2018 OVERVIEW

We delivered another strong quarter with earnings that exceeded the high end of our guidance. We reported second quarter consolidated non-GAAP revenue of $298.9 million, an increase of 13% in reported currency and 10% in constant currency. We reported year-to-date consolidated non-GAAP revenue of $584.1 million, an increase of 13% in reported currency and 9% in constant currency. We also achieved non-GAAP EPS of $1.24 and $2.46 in the second quarter and year-to-date 2018, respectively, which represented 25% and 31% growth over the second quarter and year-to-date 2017, respectively. Our financial results for Q2 2018 included cash flows from operations of $111.1 million for the quarter and $243.5 million year-to-date.

The following are other notable comments related to Q2 2018:

•	Lease license revenue grew 8% and maintenance revenue grew 13% for the quarter, both in constant currency. Lease license revenue grew 7% and maintenance revenue grew 11% for year-to-date 2018, both in constant currency. Perpetual license revenue grew 5% and service revenue grew 40% for the quarter, both in constant currency. Perpetual license revenue grew 4% and service revenue grew 30% for year-to-date 2018, both in constant currency.

•	Both lease licenses and maintenance contributed to a growing stream of recurring revenue that totaled 76% of revenue for the quarter and 77% of revenue for year-to-date 2018.

•	Our direct and indirect businesses contributed 76% and 24%, respectively, of Q2 revenue and 77% and 23%, respectively, of year-to-date revenue.

•	We continued to drive sales execution, which resulted in a deferred revenue and backlog balance of $816.1 million, an increase of 24% over Q2 2017.

•	For the second quarter, we had ~~35~~ 27 customers with cumulative orders over $1 million, including one customer with cumulative orders over ~~$30~~ $16 million. This compares to 28 customers with orders over $1 million in the second quarter of 2017. For year-to-date 2018, we had ~~73~~ 66 customers with cumulative orders over $1 million. This compares to 67 customers with cumulative orders in excess of $1 million for year-to-date 2017.

•	We completed the acquisition of OPTIS in May 2018 for a purchase price of $291.0 million. OPTIS contributed $6.6 million of revenue in the quarter.

•	Total headcount on June 30, 2018 was approximately 3,200 employees as compared to approximately 2,800 at June 30, 2017.

Other Recent Highlights

•	We released ANSYS® 19.1, which helps customers to accelerate productivity and design products more efficiently, reducing waste, cost and time to market. The release delivered ANSYS Twin BuilderTM, the only solution that offers a packaged approach for digital twins - enabling engineers to quickly build, validate and deploy these digital representations of physical products. The open solution integrates with any industrial IoT platform and contains runtime deployment capabilities for constant monitoring of every individualized asset used during operation. The solution empowers customers to perform diagnostics and troubleshooting, determine the ideal maintenance programs, optimize the performance of each asset and generate insightful data to improve the next generation of the products.

•	We announced a partnership with SAP to embed our solutions for digital twins into SAP's market-leading digital supply chain, manufacturing and asset management portfolio. This enables asset operators to optimize operations and maintenance through real-time engineering insights. Customers can use these insights to perform predictive maintenance and drive innovation. This relationship is particularly exciting for ANSYS because of SAP's enterprise product portfolio and their extensive customer reach. While we are not expecting any revenue in the short term while our engineering teams are working on the new product, we are optimistic that this relationship will yield upside for ANSYS in the next twelve to twenty-four months.

•	We also announced a partnership with PTC to integrate ANSYS Discovery LiveTM with PTC's Creo® 3D CAD software. This will enable design engineers to gain valuable insights into each design decision and allow them to create higher quality products with lower costs and less waste. The integration will bring the real-time simulation offered by Discovery Live into the modeling environment for designers. With PTC's significant presence in the designer space, this partnership broadens our reach to design engineers around the world. Although there is no immediate impact on our revenue while the solution is in development, customer feedback has been overwhelmingly positive.

•	Effective July 31, 2018, we added two new members to our Board of Directors, Nicole Anasenes and Glenda Dorchak, which expands the Board of Directors from eight members to ten.

◦	Nicole Anasenes has spent her 20+ year career in tech building and transforming businesses. She currently serves as the Chief Financial Officer and Chief Operating Officer of Squarespace, a fast-growing software platform that empowers millions of people to share their stories, build their businesses and engage their customers with an impactful, stylish online presence. Since joining Squarespace, she’s been helping the business transform to support continued growth and change. Prior to her current role, she was Chief Financial Officer of Infor, one of the largest providers of enterprise applications in the world. During her tenure at Infor, she helped lead the transition of their business model into a SaaS model, which changed the growth trajectory of the company and transformed the way its clients consumed enterprise applications. Before joining Infor, she spent 17 years with IBM in various leadership positions in Corporate Finance, M&A and market development. Her roles spanned hardware, software and services and included driving businesses in both mature and emerging markets. She holds an MBA from The Wharton School of the University of Pennsylvania and a bachelor’s degree from New York University.

◦	Glenda Dorchak is a technology industry veteran with deep leadership and operating expertise running hardware and software businesses in the computing and communications technology sectors that enable today’s Internet of Things. Her operating expertise was groomed over 22 years with IBM where she held a broad set of management and executive roles including General Manager PC Direct North America and global Customer Relationship Marketing executive for the Personal Systems Group. She went on to become CEO of pioneering e-retailer Value America before joining Intel Corporation as Vice President & COO Intel Communications Group and later holding several VP & General Manager roles including GM of the Consumer Electronics Group. Her focus on connected embedded products and technologies continued with CEO roles at software providers Intrinsyc and VirtualLogix. Ms. Dorchak also served as EVP & General Manager Global Business for Spansion, a leading provider of non-volatile memory solutions that was acquired by Cypress Semiconductor. She currently serves on the boards of Mellanox Technologies, Energy Focus and Quantenna.

DEFERRED REVENUE AND BACKLOG

	ASC 606		ASC 605
(in thousands)	June 30, 2018	March 31, 2018	June 30, 2018	March 31, 2018	June 30, 2017	March 31, 2017
Current Deferred Revenue	$306,879	$311,718	$462,575	$471,676	$411,646	$414,708
Current Backlog	126,187	126,932	127,749	122,328	77,491	78,417
Total Current	433,066	438,650	590,324	594,004	489,137	493,125

Long-Term Deferred Revenue	16,658	17,676	27,462	30,871	18,975	17,800
Long-Term Backlog	137,178	138,683	198,338	216,785	147,712	141,671
Total Long-Term	153,836	156,359	225,800	247,656	166,687	159,471

Total Deferred Revenue and Backlog	$586,902	$595,009	$816,124	$841,660	$655,824	$652,596

The table above represents GAAP deferred revenue and backlog. As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value. The expected impacts on revenue are $6.0 million and $15.6 million for the quarter ending September 30, 2018 and for the year ending December 31, 2018, respectively.

ACV AND SEVEN-FIGURE CUSTOMER ORDERS

(in thousands)	Q2 QTD 2018	Q2 QTD 2017	% Change	% Change in Constant Currency
ACV	$293,043	$265,574	10.3%	8.2%

(in thousands)	Q2 YTD 2018	Q2 YTD 2017	% Change	% Change in Constant Currency
ACV	$586,900	$514,448	14.1%	9.6%

The Company had customers with seven-figure cumulative orders as follows:

	Q2 QTD 2018	Q2 QTD 2017	Q2 YTD 2018	Q2 YTD 2017
≥ $1.0 - < $5.0 million	23 ~~30~~	24	56 ~~59~~	58
≥ $5.0 - < $10.0 million	3 ~~4~~	3	7 ~~11~~	7
≥ $10.0 million	1	1	3	2

REVENUE HIGHLIGHTS

	ASC 606		ASC 605
(in thousands, except percentages)	Q2 QTD 2018	% of Total	Q2 QTD 2018	% of Total	Q2 QTD 2017	% of Total	% Change	% Change in Constant Currency
Lease	$56,863	18.4%	$102,335	34.2%	$92,689	35.1%	10.4%	8.4%
Perpetual	74,326	24.1%	61,733	20.7%	57,615	21.8%	7.1%	5.4%
Maintenance	168,509	54.6%	125,634	42.0%	107,632	40.7%	16.7%	13.3%
Service	9,163	3.0%	9,184	3.1%	6,412	2.4%	43.2%	40.4%
Total	$308,861		$298,886		$264,348		13.1%	10.5%

	ASC 606		ASC 605
(in thousands, except percentages)	Q2 YTD 2018	% of Total	Q2 YTD 2018	% of Total	Q2 YTD 2017	% of Total	% Change	% Change in Constant Currency
Lease	$105,635	17.8%	$204,531	35.0%	$186,466	36.0%	9.7%	6.6%
Perpetual	135,600	22.9%	114,801	19.7%	105,889	20.4%	8.4%	4.4%
Maintenance	332,806	56.2%	246,593	42.2%	212,038	40.9%	16.3%	11.3%
Service	18,094	3.1%	18,134	3.1%	13,503	2.6%	34.3%	30.3%
Total	$592,135		$584,059		$517,896		12.8%	8.7%

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value. The impacts on GAAP revenue under ASC 606 were $2.9 million and $3.3 million for the second quarter and year-to-date 2018, respectively. The impacts on GAAP revenue under ASC 605 were $4.9 million and $0.4 million for the second quarters of 2018 and 2017, respectively. The impacts on GAAP revenue under ASC 605 were $5.5 million and $0.6 million for year-to-date 2018 and 2017, respectively.

GEOGRAPHIC REVENUE HIGHLIGHTS

	ASC 606		ASC 605
(in thousands, except percentages)	Q2 QTD 2018	% of Total	Q2 QTD 2018	% of Total	Q2 QTD 2017	% of Total	% Change	% Change in Constant Currency
Americas	$128,472	41.6%	$122,332	40.9%	$106,543	40.3%	14.8%	14.7%

Germany	24,213	7.8%	28,651	9.6%	25,650	9.7%	11.7%	3.7%
United Kingdom	8,585	2.8%	9,631	3.2%	7,283	2.8%	32.2%	25.0%
Other EMEA	54,239	17.6%	53,101	17.8%	44,502	16.8%	19.3%	12.5%
EMEA	87,037	28.2%	91,383	30.6%	77,435	29.3%	18.0%	10.8%

Japan	42,949	13.9%	35,316	11.8%	32,362	12.2%	9.1%	7.3%
Other Asia-Pacific	50,403	16.3%	49,855	16.7%	48,008	18.2%	3.8%	2.7%
Asia-Pacific	93,352	30.2%	85,171	28.5%	80,370	30.4%	6.0%	4.6%

Total	$308,861		$298,886		$264,348		13.1%	10.5%

	ASC 606		ASC 605
(in thousands, except percentages)	Q2 YTD 2018	% of Total	Q2 YTD 2018	% of Total	Q2 YTD 2017	% of Total	% Change	% Change in Constant Currency
Americas	$232,673	39.3%	$236,897	40.6%	$213,390	41.2%	11.0%	10.9%

Germany	69,751	11.8%	62,040	10.6%	50,766	9.8%	22.2%	9.5%
United Kingdom	16,971	2.9%	19,033	3.3%	14,594	2.8%	30.4%	20.0%
Other EMEA	105,439	17.8%	101,997	17.5%	85,920	16.6%	18.7%	8.6%
EMEA	192,161	32.5%	183,070	31.3%	151,280	29.2%	21.0%	10.0%

Japan	73,618	12.4%	69,820	12.0%	63,834	12.3%	9.4%	5.9%
Other Asia-Pacific	93,683	15.8%	94,272	16.1%	89,392	17.3%	5.5%	3.2%
Asia-Pacific	167,301	28.3%	164,092	28.1%	153,226	29.6%	7.1%	4.3%

Total	$592,135		$584,059		$517,896		12.8%	8.7%

Regional Commentary

Americas

The Americas led the regions with 15% constant currency revenue growth, including double-digit growth across all revenue segments. Software and maintenance revenue were strong, growing 13% and 14%, respectively. We also had ~~17~~ 12 customers with cumulative orders over $1 million during the quarter as compared to 14 customers during the second quarter of 2017.

EMEA

EMEA delivered constant currency revenue growth of 11%, including 16% and 13% growth in perpetual and maintenance revenue, respectively. We also had ~~eight~~ six customers with cumulative orders over $1 million during the quarter as compared to five customers during the second quarter of 2017. France, the United Kingdom and Italy experienced excellent growth for the quarter, each growing double digits in constant currency. The results in the region demonstrate the improvement in our sales execution and good progress in the changes that we are driving in our go-to-market strategy.

Asia-Pacific

Asia-Pacific experienced 5% constant currency revenue growth. Our growth in Japan, which is our largest geography in the region, was above the regional growth rate and we experienced stronger growth in China and Taiwan. The strong growth in these regions was partially offset by comparatively reduced performance in South Korea, which was mainly the result of in-process go-to-market changes that were recently finalized, and India, which was mainly the result of an increased level of centralized purchasing related to larger, enterprise deals. Lease and maintenance revenue grew 10% and 12% in constant currency, respectively, partially offset by weakness in perpetual revenue.

Industry Commentary

The automotive industry remained strong, and continues to be driven by several technology trends, most notably investments in autonomous vehicles and electrification. The high-tech industry also showed continued momentum as companies drove innovation and investments in smart connected products, 5G and artificial intelligence. Reliability and durability remained a priority for the industrial equipment industry and companies are focusing more on simulation and digital twins. Our solutions, including the addition of OPTIS solutions, are well-positioned to address the needs of these industries. Oil and gas in the North Sea is showing signs of improvement. Industrial equipment strengthened in Q2, especially in the areas of pumping systems and rotating machinery.

INCOME STATEMENT HIGHLIGHTS

Q2 2018 MARGINS AND TAX RATE: The gross margins, operating margins and effective tax rates were as follows:

	ASC 606		ASC 605
	Q2 QTD 2018	Q2 YTD 2018	Q2 QTD 2018	Q2 YTD 2018
Gross Margin	90.3%	90.1%	90.0%	89.9%
Operating Margin	47.3%	46.2%	45.5%	45.4%
Effective Tax Rate	21.3%	20.9%	22.0%	21.2%

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $696.2 million as of June 30, 2018, of which 76% was held domestically. We repatriated $144.3 million of foreign cash during the second quarter.
•	Cash flows from operations were $111.1 million for the second quarter of 2018 as compared to $112.2 million for the second quarter of 2017. Cash flows from operations were $243.5 million for year-to-date 2018 as compared to $238.1 million for year-to-date 2017.
•	Consolidated net DSO was 78 days under ASC 606, which significantly increased upon the adoption of ASC 606 on January 1, 2018. Consolidated net DSO was 33 days under ASC 605.
•	Capital expenditures totaled $3.8 million and $6.8 million for the second quarter and year-to-date 2018, respectively. We are currently planning total 2018 capital expenditures in the range of $22 - $27 million.

SHARE COUNT AND SHARE REPURCHASES

We had 86.0 million fully diluted weighted average shares outstanding in Q2. In line with our commitment to return capital to stockholders, we repurchased 0.8 million shares at an average price of $157.11 per share during the first six months of 2018. Those repurchases occurred during the first quarter of 2018; there were no share repurchases during the second quarter. In February 2018, the Company's Board of Directors increased the authorized share repurchase program to a total of 5.0 million shares. As of June 30, 2018, the Company had 4.8 million shares remaining in its authorized share repurchase program.

STOCK-BASED COMPENSATION EXPENSE

	Three Months Ended		Six Months Ended
(in thousands, except per share data)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Cost of sales:
Software licenses	$330	$321	$599	$571
Maintenance and service	1,102	729	1,843	1,155
Operating expenses:
Selling, general and administrative	11,526	8,572	19,804	14,528
Research and development	7,677	4,500	13,658	8,381
Stock-based compensation expense before taxes	20,635	14,122	35,904	24,635
Related income tax benefits	(10,396)	(7,479)	(21,700)	(17,900)
Stock-based compensation expense, net of taxes	$10,239	$6,643	$14,204	$6,735
Net impact on earnings per share:
Diluted earnings per share	$(0.12)	$(0.08)	$(0.17)	$(0.08)

CURRENCY

CURRENCY IMPACTS: The second quarter and year-to-date 2018 revenue and operating income under ASC 605 as compared to the second quarter and year-to-date 2017 were impacted by fluctuations in the U.S. Dollar. The impacts on revenue and operating income are reflected in the table below:

	Three Months Ended	Six Months Ended
(in thousands)	June 30, 2018	June 30, 2018
Revenue	$6,805	$21,074
Operating income	$3,525	$11,513

There were adverse foreign exchange impacts on deferred revenue and backlog of $14.6 million and $7.4 million for the second quarter and year-to-date 2018, respectively.

OUTLOOK

The outlook below includes the impacts of the Company's acquisition of OPTIS. The Company continues to expect that the OPTIS non-GAAP impact on 2018 revenue is approximately $25 million to $26 million under both ASC 606 and ASC 605. The expected impact on GAAP revenue is approximately $16 million to $18 million under ASC 606 and $10 million to $12 million under ASC 605.

Q3 2018 OUTLOOK: We are currently forecasting the following for Q3 2018 under ASC 606:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$261.4 - $281.4	$265.0 - $285.0
Operating margin	24.0% - 28.0%	37.0% - 40.0%
Effective tax rate	14.0% - 17.0%	18.0% - 20.0%
Diluted earnings per share	$0.63 - $0.79	$0.93 - $1.07

We are currently forecasting the following for Q3 2018 under ASC 605:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$296.0 - $306.0	$302.0 - $312.0
Operating margin	32.0% - 36.0%	44.0% - 45.0%
Effective tax rate	16.0% - 19.0%	19.0% - 21.0%
Diluted earnings per share	$0.93 - $1.01	$1.25 - $1.31

FY 2018 OUTLOOK: We are updating our FY 2018 forecast based on our current sales visibility and the assumption of a continuation of a similar business climate to that we experienced in the second quarter. The guidance also reflects an adverse impact on revenue of approximately $15.0 million related to currency exchange rate changes since we last provided guidance in May 2018. We are currently forecasting:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$1,200.5 - $1,240.5	$1,210.0 - $1,250.0
Operating margin	32.0% - 35.0%	43.0% - 45.0%
Effective tax rate	16.0% - 19.0%	21.0% - 22.0%
Diluted earnings per share	$3.79 - $4.12	$4.87 - $5.14

We are also updating our forecast for FY 2018 under ASC 605 as follows:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$1,207.4 - $1,229.4	$1,223.0 - $1,245.0
Operating margin	32.0% - 35.0%	44.0% - 45.0%
Effective tax rate	16.0% - 19.0%	21.0% - 22.0%
Diluted earnings per share	$3.84 - $4.02	$4.97 - $5.09

We are updating our ACV and operating cash flow forecast for FY 2018. These updates reflect an adverse impact from currency exchange rate changes since we last provided guidance in May 2018. We are currently forecasting:

(in millions)	Other Financial Metrics
ACV	$1,252.0 - $1,282.0
Operating cash flows*	$435.0 - $470.0

*The Company's operating cash flow guidance reflects an adverse impact of approximately $12.0 - $15.0 million related to the acceleration of income tax payments associated with deferred revenue and backlog credited to retained earnings and never recognized as revenue in the financial statements.

The Company's ACV metric for FY 2017 was approximately $1,124.0 million.

We are currently expecting approximately 86.5 - 87.0 million fully diluted shares outstanding for Q3 2018 and FY 2018.

CURRENCY OUTLOOK: The Company’s results have been, and will continue to be, impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen. Our currency rate assumptions are as follows:

	Euro	British Pound	Japanese Yen
Q3 and Q4 2018	1.15 - 1.18	1.29 - 1.32	110 - 113

The outlook presented above factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. It also reflects a strengthening of the U.S. Dollar since we last provided guidance in May 2018. However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.

GLOSSARY OF TERMS

Annual Contract Value (ACV): ACV is comprised of the following:

•	the annualized value of maintenance and lease contracts with start dates or anniversary dates during the period, plus
•	the value of perpetual license contracts with start dates during the period, plus
•	the value of fixed-term services contracts completed during the period with an expected duration of 12 months or less, plus
•	the value of work performed during the period on fixed-deliverable services contracts.

Example 1: A $300,000 lease or maintenance contract with a term of January 1, 2018 - December 31, 2020 would contribute $100,000 to ACV in each of fiscal years 2018, 2019 and 2020.

Example 2: A perpetual license valued at $200,000 with a contract start date of March 1, 2018 sold in connection with three years of annual maintenance valued at a total of $120,000 would contribute to ACV as follows:  fiscal year 2018: $240,000 ($200,000 + $40,000); fiscal years 2019 and 2020: $40,000 in each year.

Backlog: Installment billings for periods beyond the current quarterly billing cycle and customer orders received but not processed.

Deferred Revenue: Billings made or payments received in advance of revenue recognition from software license and maintenance agreements.

Lease or Time-Based License: A license of a stated product of the Company’s software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period for the maintenance portion and up front for the license portion under ASC 606. Both portions were recognized ratably under ASC 605.

Perpetual / Paid-Up License: A license of a stated product and version of the Company’s software that is granted to a customer for use in perpetuity. The revenue related to this type of license is typically recognized up front.

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the third quarter of 2018, FY 2018 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 22, 2018.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES

ASC 606 Reconciliation of Non-GAAP Measures

(Unaudited)

	Three Months Ended
	June 30, 2018
(in thousands, except percentages and per share data)	GAAP Results	Adjustments		Non-GAAP Results
Total revenue	$305,913	$2,948	(1)	$308,861
Operating income	108,553	37,556	(2)	146,109
Operating profit margin	35.5%			47.3%
Net income	$92,596	$23,250	(3)	$115,846
Earnings per share – diluted:
Earnings per share	$1.08			$1.35
Weighted average shares	85,986			85,986
(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $20.6 million of stock-based compensation expense, $0.4 million of excess payroll taxes related to stock-based awards, $12.6 million of amortization expense associated with intangible assets acquired in business combinations, $1.0 million of transaction expenses related to business combinations and the $2.9 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, decreased for the related income tax impact of $14.2 million and rabbi trust income of $0.1 million.

ANSYS, INC. AND SUBSIDIARIES

ASC 606 Reconciliation of Non-GAAP Measures

(Unaudited)

	Six Months Ended
	June 30, 2018
(in thousands, except percentages and per share data)	GAAP Results	Adjustments		Non-GAAP Results
Total revenue	$588,786	$3,349	(1)	$592,135
Operating income	203,614	69,907	(2)	273,521
Operating profit margin	34.6%			46.2%
Net income	$176,876	$42,034	(3)	$218,910
Earnings per share – diluted:
Earnings per share	$2.06			$2.54
Weighted average shares	86,069			86,069
(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $35.9 million of stock-based compensation expense, $3.5 million of excess payroll taxes related to stock-based awards, $24.8 million of amortization expense associated with intangible assets acquired in business combinations, $2.3 million of transaction expenses related to business combinations and the $3.3 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, decreased for the related income tax impact of $29.3 million and rabbi trust income of $0.1 million, and increased for a measurement-period adjustment related to the Tax Cuts and Jobs Act of $1.4 million.

ANSYS, INC. AND SUBSIDIARIES

ASC 605 Reconciliation of Non-GAAP Measures

(Unaudited)

	Three Months Ended
	June 30, 2018				June 30, 2017
(in thousands, except percentages and per share data)	GAAP Results	Adjustments		Non-GAAP Results	GAAP Results	Adjustments		Non-GAAP Results
Total revenue	$294,026	$ 4,860	(1)	$298,886	$263,924	$ 424	(4)	$264,348
Operating income	96,666	39,468	(2)	136,134	98,394	29,163	(5)	127,557
Operating profit margin	32.9%			45.5%	37.3%			48.3%
Net income	$82,412	$ 24,611	(3)	$107,023	$69,730	$ 16,659	(6)	$86,389
Earnings per share – diluted:
Earnings per share	$0.96			$1.24	$0.80			$0.99
Weighted average shares	85,986			85,986	86,895			86,895

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $20.6 million of stock-based compensation expense, $0.4 million of excess payroll taxes related to stock-based awards, $12.6 million of amortization expense associated with intangible assets acquired in business combinations, $1.0 million of transaction expenses related to business combinations and the $4.9 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, decreased for the related income tax impact of $14.8 million and rabbi trust income of $0.1 million.
(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(5)	Amount represents $14.1 million of stock-based compensation expense, $12.1 million of amortization expense associated with intangible assets acquired in business combinations, $2.0 million of restructuring charges, $0.5 million of transaction expenses related to business combinations and the $0.4 million adjustment to revenue as reflected in (4) above.
(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $12.5 million.

ANSYS, INC. AND SUBSIDIARIES

ASC 605 Reconciliation of Non-GAAP Measures

(Unaudited)

	Six Months Ended
	June 30, 2018				June 30, 2017
(in thousands, except percentages and per share data)	GAAP Results	Adjustments		Non-GAAP Results	GAAP Results	Adjustments		Non-GAAP Results
Total revenue	$578,595	$ 5,464	(1)	$584,059	$517,329	$ 567	(4)	$517,896
Operating income	193,423	72,022	(2)	265,445	183,866	61,274	(5)	245,140
Operating profit margin	33.4%			45.4%	35.5%			47.3%
Net income	$168,165	$ 43,547	(3)	$211,712	$133,036	$ 30,842	(6)	$163,878
Earnings per share – diluted:
Earnings per share	$1.95			$2.46	$1.53			$1.88
Weighted average shares	86,069			86,069	87,060			87,060
(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $35.9 million of stock-based compensation expense, $3.5 million of excess payroll taxes related to stock-based awards, $24.8 million of amortization expense associated with intangible assets acquired in business combinations, $2.3 million of transaction expenses related to business combinations and the $5.5 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, decreased for the related income tax impact of $29.9 million and rabbi trust income of $0.1 million, and increased for a measurement-period adjustment related to the Tax Cuts and Jobs Act of $1.4 million.
(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(5)	Amount represents $24.6 million of stock-based compensation expense, $24.1 million of amortization expense associated with intangible assets acquired in business combinations, $11.3 million of restructuring charges, $0.7 million of transaction expenses related to business combinations and the $0.6 million adjustment to revenue as reflected in (4) above.
(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $30.4 million.

NON-GAAP MEASURES

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow the Company focus on and publish both historical results and future projections based on non-GAAP financial measures. The Company believes that it is in the best interest of its investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support its strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangible assets from acquisitions and its related tax impact. The Company incurs amortization of intangible assets, included in its GAAP presentation of amortization expense, related to various acquisitions it has made. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Stock-based compensation expense (benefit) incurred in connection with the Company's deferred compensation plan held in a rabbi trust includes an offsetting benefit (charge) recorded in other income (expense). Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Management similarly excludes income (expense) related to assets held in a rabbi trust in connection with the Company's deferred compensation plan. Specifically, the Company excludes stock-based compensation and income (expense) related to assets held in the deferred compensation plan rabbi trust during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Restructuring charges and the related tax impact. The Company occasionally incurs expenses for restructuring its workforce included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. Management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally does not incur these expenses as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Transaction costs related to business combinations. The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. Management excludes these acquisition-related transaction expenses, derived from announced acquisitions, for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Tax Cuts and Jobs Act. The Company recorded charges in its income tax provision related to the enactment of the Tax Cuts and Jobs Act, specifically for the transition tax related to unrepatriated cash. Management excludes these charges for the purpose of calculating non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as (i) the charges are not expected to recur as part of its normal operations and (ii) the charges resulted from the extremely infrequent event of major U.S. tax reform, the last such reform having occurred in 1986. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

IR Contact:

Annette N. Arribas

(724) 820-3700

annette.arribas@ansys.com